Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-27507, 333-37306, 333-36445, 333-39547, 333-60816, 333-45827, 333-118074, and 333-118076 of EMCORE Corporation on Form S-8, Registration Statement No. 333-111585 of EMCORE Corporation on Form S-4, and Registration Statement Nos. 333-94911, 333-87753, 333-65526, 333-71791 and 333-42514 of EMCORE Corporation on Form S-3 of our report, dated December 14, 2004, appearing in this Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2004.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 14, 2004